 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2016

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

United Bancshares, Inc. announces the resignation of Anthony M.V. Eramo as Senior Vice President and Chief Financial Officer and his appointment to the Board of Directors of its wholly-owned subsidiary, The Union Bank Company.

On March 15, 2016, the Board of Directors of United Bancshares, Inc. (the “Company”) regretfully accepted the resignation of Anthony M.V. Eramo, the Company’s Senior Vice President and Chief Financial Officer, but is pleased to announce he has agreed to serve on the board of the Company’s wholly-owned subsidiary, The Union Bank Company (the “Bank”). He is expected to provide guidance from his nearly three decades of banking experience.  Mr. Eramo is leaving to pursue another opportunity that will allow him geographic mobility. The resignation was not due to any dispute or disagreement with the Company or the Bank on any matter relating to operations, policies, practices or accounting principles.

Effective April 1, 2016, the Board of Directors has appointed Daniel J. Lucke, current Controller of the Bank, to serve as the Chief Financial Officer of the Company and the Bank on an interim basis until the Board identifies a permanent replacement. Mr. Lucke will continue to also serve as Controller of the Company and the Bank during this time.

Mr. Lucke has over 24 years of professional experience in various roles including Controller, Finance Director, and Staff Accountant.  Mr. Lucke is a Certified Public Accountant with a B.S. from the Ohio State University and a MBA from Ashland University.  Mr. Lucke has served as the Bank’s Controller since June 2015.

On March 16, 2016, the Company issued a press release announcing Mr. Eramo’s resignation and appointment, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated March 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: March 16, 2016	By: /s/Brian D. Young
Brian D. Young President & CEO, United Bancshares, Inc.